Exhibit 99.2

Thoma Bravo Advantage Completes $1,000,000,000 Initial Public Offering

SAN FRANCISCO, January 20, 2021 – Thoma Bravo Advantage (the “Company”), a newly organized blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, today announced the closing of its initial public offering of 100,000,000 Class A ordinary shares, including the issuance of 10,000,000 shares as a result of the underwriters’ exercise of their over-allotment option. The offering was priced at $10.00 per share, resulting in gross proceeds of $1,000,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s shares began trading on the New York Stock Exchange under the ticker symbol “TBA” on January 15, 2021.

The Company is sponsored by Thoma Bravo Advantage Sponsor LLC, an affiliate of Thoma Bravo, a leading private equity firm focused on the software and technology-enabled services sectors. The Company was formed for the purpose of executing a business combination in the software industry.

Citigroup, Deutsche Bank Securities, Goldman Sachs & Co. LLC and Credit Suisse served as underwriters.

The offering was made only by means of a prospectus, copies of which when available may be obtained for free from the U.S. Securities and Exchange Commission (“SEC”) website, http://www.sec.gov; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at 1-800-831-9146; Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, NY 10005, or by telephone at 1-800-503-4611 or by email at prospectus.CPDG@db.com; Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at 1-866-471-2526 or by email at prospectusny@ny.email.gs.com; or Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis 31 Stephens Drive, Morrisville, North Carolina 27560, or by telephone at 1-800-221-1037 or by email at usa.prospectus@credit-suisse.com.

A registration statement relating to the securities was declared effective by the SEC on January 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s offering filed with the SEC and the preliminary prospectus included therein. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contacts:

Megan Frank

mfrank@thomabravo.com

212.731.4778

Andrew Johnson / Joe Berg

Finsbury Glover Hering

Andrew.Johnson@fgh.com / Joe.Berg@fgh.com

914.497.5138 / 203.984.2771